EX 99.28(h)(3)(iii)

SECOND AMENDMENT TO THE

EXPENSE LIMITATION AGREEMENT

BETWEEN PPM FUNDS AND

PPM AMERICA, INC.

This Second Amendment is made as of November 30, 2020 (the “Effective Date”) and amends Schedule A to the Expense Limitation Agreement dated February 15, 2018, and amended November 20, 2019, (the “Agreement”) between PPM Funds, a Massachusetts business trust (the “Trust”) and PPM America, Inc. (the “Adviser”). All terms not otherwise defined herein shall have the same meanings ascribed in the Agreement.

Whereas, the Trust is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company and has established several separate series of shares (each, a “Fund”), with each Fund having its own assets and investment policies;

Whereas, the Adviser agrees to waive a portion of its management fees and/or reimburse certain expenses of the Fund as described in the Expense Limitation Agreement for each respective class of shares of each Fund listed on Schedule A;

Whereas, the Board of Trustees of the Trust has approved the change in the maximum operating expense limit of PPM Core Plus Fixed Income Fund from 0.50% to 0.45% of the Fund’s average daily net assets; and

Now, therefore, it is hereby agreed as follows:

1.	Schedule A to the Agreement shall be deleted and replaced with the Amended and Restated Schedule A attached hereto.

2.	The expense limits set forth on the Amended and Restated Schedule A shall continue to be effective for a term ending April 30, 2021, with the initial term of PPM Core Plus Fixed Income Fund’s new expense limit effective through April 30, 2022.

3.	Except as expressly amended herein, the Agreement shall continue to be and shall remain in full force and effect in accordance with its terms.

4.	The Amended and Restated Schedule A shall become effective as of the Effective Date.

In Witness Whereof, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective seals to be hereunto affixed, as of the day and year first above written.

PPM Funds

By: /s/ Mary Capasso
Name: Mary Capasso
Title: Assistant Secretary

PPM America, Inc.

By: /s/ Mark Mandich
Name: Mark Mandich
Title: President and CEO

Amended and Restated

Schedule A

Maximum Operating Expense Limits

Effective November 30, 2020

Fund	Expense Cap*
PPM Core Fixed Income Fund	0.45%
PPM Core Plus Fixed Income Fund	0.45%**
PPM Floating Rate Income Fund	0.70%
PPM High Yield Core Fund	0.70%
PPM Investment Grade Credit Fund	0.50%
PPM Long Short Credit Fund	0.70%
PPM Large Cap Value Fund	0.75%
PPM Mid Cap Value Fund	0.90%
PPM Small Cap Value Fund	1.00%

* Expressed as an annual percentage of the Fund's average daily net assets.

** Effective through April 30, 2022.